UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2010
ROCHESTER MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota	0-18933	41-1613227

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Rochester Medical Drive, Stewartville, MN	55976

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 533-9600
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
(e) As previously reported, the Compensation Committee of the Board of Directors of Rochester Medical Corporation (the “Company”) approved a cash bonus management incentive plan for the fiscal year ending September 30, 2010 (the “Plan”). The Company’s executive management personnel will be entitled to earn bonus incentive compensation under the Plan based upon the Company’s financial performance in fiscal 2010, including the achievement of sales and gross margin objectives. Such measures are deemed by the Board of Directors to be important measures of, among other things, the Company’s ability to generate value for shareholders. Minimum, target and maximum payout levels are set based upon the extent to which the specified performance measures are attained. A copy of the Plan was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 19, 2009.
On August 19, 2010, the Compensation Committee approved an amendment to the Plan, whereby the participation rate for incentive bonus compensation payable to James Carper, the Company’s Vice President of Marketing, as a percentage of his base salary was revised to increase his target payout level from 40% to 50% and his maximum payout level from 60% to 75% of base salary, subject to the achievement of the performance criteria. The change was made by the Committee in recognition of Mr. Carper’s contributions to the Company’s sales and marketing programs and his increased managerial responsibilities as head of the Company’s global marketing program and North American Acute Care sales team. Any incentive bonus compensation paid to Mr. Carper pursuant to the Plan will be prorated such that the increase will be effective for the fourth quarter only. No other changes were made to the Plan. A copy of the Plan, as amended, is filed as Exhibit 10.1 to, and incorporated by reference in, this report.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Fiscal 2010 Management Incentive Plan, as amended

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: August 25, 2010

ROCHESTER MEDICAL CORPORATION
By:	/s/ David A. Jonas
David A. Jonas
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fiscal 2010 Management Incentive Plan, as amended